Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of AgriFORCE Growing Systems, Ltd. on Form S-1 Amendment No. 1 (File No. 333-251380) of our report dated June 18, 2020, except for the Reverse Stock Split paragraph of Note 2, as to which the date is December 16, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of AgriFORCE Growing Systems, Ltd. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

January 19, 2021